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                                                      EXHIBIT 10.17
 EXECUTION COPY


                      AGREEMENT OF PURCHASE AND SALE

                                  AMONG

                  OTTAWAY NEWSPAPERS OF PENNSYLVANIA, L.P.,

                           OTTAWAY NEWSPAPERS, INC.,

                           THE MAIL TRIBUNE, INC.

                                    AND

                          NEWPAPER HOLDINGS, INC.

                       Dated as of February 20, 2002



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             AGREEMENT OF PURCHASE AND SALE, dated as of February 20,
2002 (the "Agreement"), among Ottaway Newspapers of Pennsylvania, L.P., a Pennsylvania limited partnership, Ottaway Newspapers, Inc.
("Parent"), The Mail Tribune, Inc., a Delaware corporation ("MTI") and Newspaper Holdings, Inc., a Delaware corporation (the "Buyer").

             WHEREAS, the Seller desires to sell to the Buyer, and the Buyer desires to buy from the Seller, the Seller Assets (as defined below) and the publishing business of Seller carried on by or with respect to such Seller Assets (the "Business");

             WHEREAS, MTI desires to sell to the Buyer, and the Buyer desires to buy from MTI, the MTI Assets (as defined below);

                   In consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree that, subject to the conditions herein contained:

                                   ARTICLE I

                      SALE OF ASSETS AND TERMS OF PAYMENT

                 1.1.  The Sale.

                 (a)(i) Upon the terms and subject to the conditions of this Agreement, on the Closing Date (as defined below), the Seller shall sell, convey, transfer, assign and deliver to the Buyer, and the Buyer shall purchase and acquire from the Seller, all of the Seller's right, title and interest in and to the Seller Assets (as defined below), as the same may exist on the Closing Date. As used in this Agreement, the term "Seller Assets" means all of the Seller's assets (other than Excluded Assets) (defined below)), including:

             (A) Each of the publications referred to in Schedule 1.1(a)(i)(A) and all Seller's rights to prepare, publish, sell and distribute such publications and any other publications, extensions or spinoffs derived from such publications or related thereto in all languages (collectively, the "Publications").

             (B) All inventories (including, without limitation, inventories of back and current issues of the Publications); editorial material, work in process, finished goods, manuscripts, notes and drafts, graphic artwork, cuts, photographs and negatives owned by the Seller; promotional materials, inserts, and direct mail materials owned by the Seller; stationery, supplies, purchase orders, forms, labels, shipping materials and catalogs owned by the Seller, and all lists owned by the Seller of contributors, authors, correspondents, reviewers, photographers, illustrators and editors who contribute or have contributed to any of the Publications.








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             (C)   All circulation, delivery and mailing lists and
carrier routes maintained by or for the Seller relating to any of the Publications, all data related to such lists, all circulation readership studies, audience surveys and research owned by the Seller, and all other mailing lists, together with all records, reports and tapes of computer data owned by the Seller relating to any of the Publications.

             (D) All copyrights owned by the Seller in all material used in any of the Publications, including all copyrights covering each issue of each of the Publications, and the contents and components thereof, and all copyright registrations pertaining thereto and all rights of the Seller to obtain renewals and extensions of such copyrights (the "Copyrights").

             (E) All lists of, files, books and records of the Seller relating to the advertisers of, for or in any of the Publications, including, but not limited to, rate cards, verification cards, advertising insertion orders, specimen copies of all advertisements carried in any of the Publications, and copies of current price lists, discount lists, catalogs, public relations materials, sales correspondence, call reports, call books and sales promotion lists.

             (F) All of the advertising contracts, space reservations and insertion orders relating to the placement of advertising in any of the Publications with respect to all issues to be published after the Closing Date.

             (G) All subscriptions and orders for any of the Publications.

             (H) All accounts and other amounts receivable and all Seller's other rights to payment (including employee receivables), causes of action, claims and rights of recovery, whether arising or accruing prior to, on or after the Closing Date, whether in respect of advertising, subscriptions, mailing lists or newsstand orders or otherwise, together with the proceeds thereof.

             (I) All fixed and tangible personal property as identified in Schedule 1.1(a)(i)(I).

             (J)   All leaseholds, identified in Schedule 1.1(a)(i)(J).

             (K) All licenses, permits, variances, franchises, certifications, approvals, permits and authorizations issued by any administrative body or licensing authority or governmental or regulatory agency to the Seller, together with any renewals, extensions or modifications thereof and additions thereto (the "Licenses"), to the extent transferable.

             (L) All contracts, agreements and leases to which the Seller is a party (hereinafter collectively, the "Contracts").






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             (M)   All other books, financial and personnel records,
invoices, shipping records, supplier lists and other documents, records, data files and service manuals owned by the Seller, but excluding the Seller's corporate minute books and stockholder records.

             (N) All computer software and programs and any rights thereto owned by the Seller, but, if not owned by the Seller, then to the extent that such software, programs or rights are assignable.

             (O) All claims, causes of action, rights of recovery and rights of set-off of any kind (including, without limitation, rights under and pursuant to all warranties, representations and guarantees made by suppliers of products, materials or equipment, or components thereof) owned by the Seller.

             (P) The goodwill of or pertaining to the Business, the Seller Assets, and the Publications.

             (Q)   The real property identified on Schedule
1.1(a)(i)(Q) (the "Property").

                 (ii) Upon the terms and subject to the conditions of this Agreement, on the Closing Date, MTI shall sell, convey, transfer, assign and deliver to the Buyer, and the Buyer shall purchase and acquire from MTI all of MTI's right, title and interest in and to the MTI Assets (as defined below), as the same may exist on the Closing Date. As used in this Agreement, the term "MTI Assets" means:

             (A) All trademarks, service marks, logos, trademark registrations, service mark registrations, trade names, domain names and brand names used in connection with any of the Publications identified on Schedule 3.11 (collectively, the "Intellectual Property") and the goodwill related thereto.

             (B) The names and addresses of all subscribers to any of the Publications, all data related to such subscribers, and all rights to own, manage, use and rent the names and addresses of all subscribers to any of the Publications.

             (C) All lists of, files, books and records of MTI relating to the advertisers of, for or in any of the Publications, including, prospect lists for advertising in any of the Publications.

             (D)   The goodwill of or pertaining to the MTI Assets.

                 (iii) Notwithstanding anything in this Agreement to the contrary, specifically excluded from the Assets are the assets set forth in Schedule 1.1(a)(iii) (collectively, the "Excluded Assets").

                 (iv) As used herein, the term Assets shall include the Seller Assets and the MTI Assets.






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                 (b)(i)  Upon the terms and subject to the conditions
of this Agreement, on the Closing Date, the Buyer shall execute and deliver to the Seller an Obligations Undertaking substantially in the form of Exhibit 1.1(c) (the "Obligations Undertaking") pursuant to which the Buyer shall assume and become responsible for all debts, commitments, obligations and liabilities (whether absolute, contingent, accrued, unaccrued, due or to become due) of the Seller, or of MTI relating primarily to the Business (collectively, excluding the Excluded Liabilities (defined below)) the "Assumed Liabilities"), except for the liabilities expressly set forth in the Obligations Undertaking (collectively, the "Excluded Liabilities").

                 (ii) The Buyer shall pay, perform and discharge when due each Assumed Liability in accordance with the terms thereof.

                 (iii) The Buyer agrees that, effective upon the Closing, the Buyer shall indemnify the Seller, MTI and the Parent and their respective affiliates and hold each of them harmless against any claims, losses, liabilities, damages, judgments, costs and expenses (including, attorneys' fees and expenses) incurred or suffered by any of them arising out of the Assumed Liabilities after the Closing Date.

             1.2. Purchase Price. (a) Upon the terms and subject to the conditions contained in this Agreement, and in consideration of the aforesaid sale, assignment, transfer and delivery of the Assets, on the Closing Date the Buyer will pay or cause to be paid: (i) to the Seller in cash the sum of (x) Twenty Five Million Six Hundred Eighty Eight Thousand Twenty Three Dollars ($25,688,023), plus (y) the amount, if any, by which Estimated Closing Adjusted Net Working Capital (as defined below) exceeds Zero Dollars ($0) or minus (z) the amount, if any, by which Estimated Closing Adjusted Net Working Capital is less than Zero Dollars ($0) (the "Estimated Purchase Price") and (ii) to MTI in cash Zero Dollars ($0) (the "MTI Purchase Price"). As additional consideration for the purchase of the Assets, the Buyer shall assume the Assumed Liabilities. The Buyer shall deliver to the Seller the Estimated Purchase Price, and to MTI the MTI Purchase Price, by wire transfer of immediately available funds to accounts designated by the Seller, and MTI, respectively, in writing at least two (2) business days prior to the Closing Date.

                 (b) As used in this Agreement, the term "Closing Adjusted Net Working Capital" means the amount of the difference between (i) the aggregate value of the current assets of the Seller (excluding cash) as of the Closing (the "Current Assets"), and (ii) the aggregate amount of the current liabilities of the Seller (excluding liabilities for taxes and other Excluded Liabilities) as of the Closing (the "Current Liabilities"), in each case computed in a manner consistent with the Seller's accounting practices. If Current Assets exceed Current Liabilities, the Closing Adjusted Net Working Capital shall be deemed to be a positive amount. If Current Liabilities exceed Current Assets, the Closing Adjusted Net Working Capital shall be deemed to be a negative amount.





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                 (c)  Two (2) business days prior to the Closing, the
Buyer and the Seller shall jointly agree in writing upon an estimate of the Closing Adjusted Net Working Capital as of the Closing Date (the "Estimated Closing Adjusted Net Working Capital") and such Estimated Closing Adjusted Net Working Capital shall be used to determine the amount of the Estimated Purchase Price payable to the Seller at the Closing as set forth in clause (a) of this Section 1.2.

                 (d) As soon as practicable after the Closing (but in any event within sixty (60) business days thereof), the Buyer shall calculate the actual Closing Adjusted Net Working Capital and deliver such calculation, as well as the balance sheet used to derive such calculation and all back-up materials necessary for Seller's understanding of such calculation, to the Seller. The Seller must within thirty (30) business days of receipt of same (the "Receipt Date") confirm whether or not it agrees with the calculation of Closing Adjusted Net Working Capital and, if it does not agree with such calculation, Seller will specify within sixty (60) business days of the Receipt Date in reasonable detail the points of disagreement. The Buyer and its accountants will provide the Seller's accountants with reasonable access to the necessary books, records and working papers. The parties shall then seek to resolve the points of disagreement and agree upon the Closing Adjusted Net Working Capital. If either the Seller agrees upon the Closing Adjusted Net Working Capital or the Buyer and the Seller agree upon the same (with such further adjustments as they may agree) within ninety (90) business days of the Receipt Date, the amount so agreed upon shall be the Closing Adjusted Net Working Capital. If the Buyer and the Seller do not agree upon the Closing Adjusted Net Working Capital pursuant to the procedures set forth above, the Buyer and the Seller shall mutually agree (and such agreement shall not be unreasonably withheld) to the appointment of a firm of independent public accountants from the "Big Five" accounting firms to act as an arbitrator (the "Arbitrator") to determine the Closing Adjusted Net Working Capital within one hundred twenty (120) business days of the Receipt Date or as soon thereafter as is practicable. If the parties fail to agree on the Arbitrator by the 100th business day after the Receipt Date, the parties shall request that the American Arbitration Association select one of the "Big Five" accounting firms with no material relationship with Seller or Buyer to act as the Arbitrator. All determinations made by the Arbitrator shall be final, conclusive and binding with respect to the Closing Adjusted Net Working Capital. Fees and expenses of the Arbitrator shall be shared equally by the Buyer, on the one hand, and the Seller, on the other.

                 (e) To the extent that the actual amount of the Closing Adjusted Net Working Capital (determined in accordance with the procedure set forth in clause (d) of this Section 1.2), is greater than the Estimated Closing Adjusted Net Working Capital, the Buyer shall pay to the Seller within five business days of the date of such







                                     -5-

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determination the amount of such excess by wire transfer of immediately available funds to an account designated in writing for such purpose by the Seller at least one (1) business day prior to the date of payment (the "Additional Purchase Price"). To the extent that the Estimated Closing Adjusted Net Working Capital is greater than the Closing Adjusted Net Working Capital (determined in accordance with the procedure set forth in clause (d) of this Section 1.2), the Seller shall pay to the Buyer within five business days of the date of such determination the amount of such excess by wire transfer of immediately available funds to an account designated in writing for such purpose by the Buyer at least one (1) business day prior to the date of payment (the "Excess Purchase Price"). The MTI Purchase Price and the Estimated Purchase Price plus the Additional Purchase Price or less the Excess Purchase Price, as the case may be, is referred to herein as the "Purchase Price".

             1.3. Allocation. The Buyer, the Seller and MTI agree to allocate the Purchase Price among the Assets for all purposes
(including financial accounting and tax purposes) in accordance with the allocation on Schedule 1.3.

             1.4 Procedures for Assets Not Transferable. If any of the Contracts or any other property or rights included in the Seller Assets are not assignable or transferable either by virtue of the provisions thereof or under applicable law without the consent of some other party or parties (a "Required Consent"), Seller shall use all commercially reasonable efforts to obtain such consents prior to the Closing Date and shall notify Buyer on or prior to the Closing Date of any consents not so obtained; provided, that Seller shall not be required to make any payments or to incur any obligations to third parties in connection with the obtaining of any such consent. If any Required Consent cannot be obtained prior to Closing, Seller shall use all commercially reasonable efforts to obtain any consents not previously obtained as soon as possible after the Closing Date or otherwise obtain for Buyer the practical benefit of such property or rights.

             1.5 The Indemnification Agreement. In connection with the transactions contemplated by this Agreement, the Buyer and the Parent are entering into an indemnification agreement dated simultaneously with the date hereof (the "Indemnification Agreement").

                                ARTICLE II

                               THE CLOSING

             2.1. Time and Place of Closing. Upon the terms and subject to the conditions contained in this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Dow Jones & Company, Inc. at 10:00 A.M. (local time) on the later of (i) March 29, 2002 or (ii) as soon as practicable, but in any event within three business days, following the date on which all of the conditions to each party's





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obligations hereunder have been satisfied or waived; or at such other
place or time or both as the parties may agree.   The date on which the
Closing actually occurs and the transactions contemplated hereby become effective is hereinafter referred to as the "Closing Date."

             2.2. Deliveries by the Seller and MTI. At the Closing (or as soon thereafter as reasonably practicable with respect to Trademarks), the Seller and MTI, as applicable, will deliver or cause to be delivered to the Buyer duly executed instruments of transfer and assignment of the Assets in form reasonably satisfactory to the Buyer, subject only to Permitted Liens (as defined below), sufficient to vest in the Buyer the interests in the Assets to be conveyed at the Closing in accordance with the terms of this Agreement. In addition, at the Closing, the Seller, MTI and the Parent shall deliver to Buyer:

                 (i) the originals (or if not in existence copies) of all Contracts and the originals of all books, records and files included in the Assets;

                 (ii) copies of corporate and stockholder resolutions of each of the general partner of the Seller, MTI and the Parent authorizing the execution and delivery of this Agreement and, with respect to the Parent, the Indemnification Agreement, and each Exhibit hereto to which each is a party and the consummation of the transactions contemplated hereby and thereby, certified by an executive officer of the general partner of the Seller, MTI and the Parent, as the case may be;

                 (iii) executed counterparts reasonably satisfactory in form and substance to the Buyer of all consents necessary to the assignment to the Buyer of the Contracts listed on Schedule 2.2 (the "Consents"); and

                 (iv) all other documents required by the terms of this Agreement to be delivered by the Seller to the Buyer at the Closing.

             2.3. Deliveries by the Buyer. At the Closing, the Buyer will deliver to the Seller the Obligations Undertaking. In addition, at the Closing, the Buyer shall deliver:

                 (i)   the Estimated Purchase Price and the MTI
Purchase Price;

                 (ii) copies of corporate and stockholder resolutions of the Buyer authorizing the execution and delivery of this Agreement and the Indemnification Agreement and each Exhibit hereto to which the Buyer is a party and the consummation of the transactions contemplated hereby and thereby, certified by an executive officer of the Buyer; and

                (iii) all other documents required by the terms of this Agreement to be delivered by the Buyer to the Seller at the Closing.





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                      REPRESENTATIONS AND WARRANTIES
              WITH RESPECT TO THE SELLER, MTI AND THE PARENT

                   Except as set forth in the schedules being delivered by the Seller to the Buyer (the "Seller Schedules," and each, a "Seller Schedule"), the Seller, with respect to itself, the Business, and the Seller Assets; MTI, with respect to itself and the MTI Assets, and only as set forth in Sections 3.1, 3.2, 3.3, 3.6, 3.8, 3.11 and 3.16; and
the Parent, with respect to itself and only as set forth in Sections 3.1, 3.2, 3.3, 3.8 and 3.16, represent and warrant to the Buyer as follows:

             3.1 Organization. Each of the Seller, MTI and the Parent is a corporation (or in the case of Seller, a limited partnership) duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation (or in the case of Seller, of its formation), except where the failure to be so existing and in good standing would not have a Business Material Adverse Effect. A "Business Material Adverse Effect" means a material adverse effect on the operations or financial condition of the Business (other than any effect arising from or related to general economic, securities markets, or industry conditions) or on the ability of the Seller, MTI and the Parent to consummate the transactions contemplated hereby without material delay. The Seller has all requisite corporate power and authority to own, lease and operate the Seller Assets and to carry on the Business as now being conducted, except where the failure to have such power and authority would not have a Business Material Adverse Effect. MTI has all requisite corporate power and authority to own, lease and operate the MTI Assets, except where the failure to have such power and authority would not have a Business Material Adverse Effect.

             3.2. Authority Relative to this Agreement and the Indemnification Agreement. Each of the Seller, MTI and the Parent has full corporate (or in the case of Seller, limited partnership) power and authority to execute and deliver this Agreement (and, with respect to the Parent, the Indemnification Agreement) and to consummate the transactions contemplated hereby (and, with respect to the Parent, by the Indemnification Agreement). The execution and delivery of this Agreement by the Seller, MTI and the Parent (and, with respect to the Parent, of the Indemnification Agreement) and the consummation of the transactions contemplated hereby by the Seller, MTI and the Parent (and, with respect to the Parent, by the Indemnification Agreement) have been duly and validly authorized by all necessary corporate (or in the case of Seller, limited partnership) action on the part of the Seller, MTI and the Parent and no other corporate (or in the case of Seller, limitedpartnership) proceedings on the part of the Seller, MTI or the Parent are necessary to authorize this Agreement (or, with respect to the Parent, the Indemnification Agreement) or to consummate the transactions contemplated hereby (or, with respect to the Parent, by the Indemnification Agreement). This Agreement (and, with respect to






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the Parent, the Indemnification Agreement) has been duly and validly executed and delivered by the Seller, MTI and the Parent and, assuming the due authorization, execution and delivery by the other parties hereto, constitute a legal, valid and binding obligation of the Seller, MTI and the Parent, enforceable against each such party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

             3.3. Consents and Approvals; No Violation. Except for the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the rules and regulations thereunder (the "HSR Act"), to the knowledge of each of the Seller, the Parent and MTI, respectively, there is no requirement applicable to the Seller, the Parent or MTI to make any filing with, or to obtain any permit, authorization, consent or approval of, any governmental or regulatory authority as a condition to (i) the lawful consummation by the Seller, the Parent or MTI of the transactions contemplated by this Agreement or (ii) the lawful consummation by the Parent of the transactions contemplated by the Indemnification Agreement. Except as set forth in Schedule 3.3, neither the execution and delivery of this Agreement by the Seller, the Parent and MTI (and of the Indemnification Agreement by the Parent) nor the consummation by the Seller, the Parent and MTI of the transactions contemplated hereby (and by the Parent of the transactions contemplated by the Indemnification Agreement) nor compliance by the Seller, the Parent and MTI with any of the provisions hereof (and by the Parent with any of the provisions of the Indemnification Agreement) will (i) conflict with or result in any breach of the certificate of limited partnership or the limited partnership agreement of the Seller or the Certificate of Incorporation or By-laws of the Seller or MTI, as the case may be, (ii) to the knowledge of the Seller, the Parent or MTI result in a breach of or default, or give rise to any right of termination, cancellation or acceleration under, any material note, bond, mortgage, indenture, license, agreement, lease or other similar instrument or obligation to which the Seller the Parent or MTI is a party or by which any of its properties or assets may be bound, except for such breaches or defaults (or, rights of termination cancellation or acceleration) as to which requisite waivers or consents have been obtained, or (iii) assuming compliance with the HSR Act, to the knowledge of the Seller and MTI, violate any material order, judgment, writ, injunction, decree, statute, rule or regulation applicable to the Seller, the Parent MTI, the Business or any of the Assets, excluding from the foregoing clauses
(ii) and (iii) such breaches, defaults, rights of termination, cancellation or acceleration and violations which would not have a Business Material Adverse Effect.










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             3.4.   Financial Statements.  Attached as Schedule 3.4 are
(i) the statements of income of the Seller for the years ending
December 31, 2000 and 2001, (ii) the statement of income of the Seller for the one-month period ended January 31, 2002 (the "January Income Statement"), (iii) the balance sheets of the Seller as of December 31, 2000 and 2001 and (iv) the balance sheet of the Seller as of January 31], 2002 (the "January Balance Sheet" and, together with the January Income Statement, the "January Financial Statements" and all above referenced financial information collectively, the "Financial Statements"). The Financial Statements (including the notes thereto) fairly present in all material respects the financial position of the Business and the results of operations of the Business as at and for the periods covered thereby and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis, except as otherwise noted therein, and except for footnotes and for year-end adjustments the effect of which in the aggregate is not expected to be material.

             3.5. Absence of Certain Changes or Events. Except as set forth in Schedule 3.5 and except as otherwise contemplated by this Agreement, since January 31, 2002, the Business has not (a) suffered any damage, destruction or casualty loss to its physical properties which has had a Business Material Adverse Effect; (b) incurred or discharged any obligation or liability or entered into any other transaction except in the ordinary course of business and except that have not had a Business Material Adverse Effect; (c) suffered any change in its relationship with its suppliers, customers, distributors, lessors, licensors, or licensees other than changes which have not had a Business Material Adverse Effect; (d) other than with respect to agreements for which the Buyer will have no liability after Closing, increased the rate or terms of compensation or benefits payable to or to become payable by it to its directors, officers, or key employees or increased the rate or terms of any bonus, pension or other employee benefit plan covering any of its directors, officers or key employees, except in each case increases occurring in the ordinary course of business in accordance with its customary practice (including normal periodic performance reviews and related compensation and benefits increases) or as required by any pre-existing commitment; (e) incurred any indebtedness for borrowed money; (f) forgiven or canceled any indebtedness owing to it or waived any claims or rights of material value, in each case except in the ordinary course of business; (g) sold, leased, licensed or otherwise disposed of any of its material assets other than sales of inventory and sales of obsolete assets in the ordinary course of business; or (h) committed pursuant to a legally binding agreement to do any of the things set forth in clause (b) and clauses (d) through (g) above.











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             3.6.   Title to Assets.   Each of the Seller and MTI has
good title to all of the Assets which it purports to own (except for Assets sold, consumed or otherwise disposed of in the ordinary course of business since the date of the January Balance Sheet), free and clear of all liens, pledges, charges, mortgages, security interests, restrictions, easements, liabilities, claims, encumbrances or rights of others of every kind and description (collectively, "Liens"), except Permitted Liens. Except as specified in Schedule 3.6, the Assets include all material assets and properties used in the operation and conduct of the Business as currently conducted by the Seller, and are in good working order, reasonable wear and tear excepted.

             3.7. Certain Contracts. Schedule 3.7 lists all contracts or agreements to which the Seller is a party, as of the date hereof, other than (i) contracts for the purchase or sale of goods or services entered into in the ordinary course of business, (ii) contracts that terminate or are terminable without penalty within one
(1) year after the date hereof, and (iii) contracts that involve an annual obligation of less than $10,000 on the part of the Business (collectively, the "Material Contracts"). Except as set forth in
Schedule 3.7, to the knowledge of the Seller, there is not, under any of the Material Contracts, any existing default or event of default which, with or without due notice or lapse of time or both, would constitute a default or event of default on the part of the Seller, except such defaults, events of default and other events which would not have a Business Material Adverse Effect. Except as set forth in
Schedule 3.7, each Material Contract is a valid and binding obligation of the Seller to the knowledge of the Seller, the other party thereto, is enforceable against the Seller in accordance with its terms, in all cases except as such enforceability may be limited by the effect of bankruptcy, insolvency or similar laws affecting creditors' rights generally or by general principles of equity, and is in full force and effect as of the date hereof.

             3.8.   Legal Proceedings, etc.  Except as set forth on
Schedule 3.8, as of the date hereof, there are no legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the knowledge of the Seller, threatened in writing against the Seller, or against MTI or the Parent relating to the Business, other than those which would not have a Business Material Adverse Effect.

             3.9. Employee Benefit Plans. The Seller has made available to the Buyer each written plan, policy, commitment and agreement that provides material compensation or employee benefits to the Transferred Employees (including, without limitation, any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained by the Seller or any of its affiliates.

             3.10. Taxes. All material returns of income Taxes (as defined in the following sentence) and all returns of other Taxes required to be filed with respect to the Business have been filed (taking into account any extension of time to file), and all material Taxes required to be paid in connection therewith have been paid, except where failure to file such Tax returns or to pay such Taxes would not have a Material Adverse Effect. For purposes of this Section 3.10, "Taxes" shall mean all taxes, charges, fees, levies, or other assessments, including, without limitation, income, excise, property, sales and franchise taxes, imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof, and including any interest, penalties or additions attributable thereto.

             3.11. Intellectual Property. Schedule 3.11 sets forth a list of all of the Intellectual Property. Except as set forth on
Schedule 3.11, the Seller and MTI own or, to the knowledge of the Seller and MTI, have a valid right to use the Intellectual Property included in the Seller Assets and the MTI Assets, respectively, and the Seller owns the Copyrights, in each case free and clear of all Liens (other than Permitted Liens), except for such Liens or absence of rights as would not have a Business Material Adverse Effect. Each of the Seller and MTI has the power and authority to transfer or license to the Buyer all of such rights owned by such party to be transferred or licensed to the Buyer under this Agreement with respect to the Intellectual Property and the Copyrights. Except as set forth in
Schedule 3.11, as of the date hereof, there is no claim or litigation pending or, to the knowledge of the Seller or MTI, threatened in writing against the Seller or MTI contesting the right of the Seller or MTI to sell or the right of the Seller or MTI to use any of the Intellectual Property or the Copyrights.

             3.12. Compliance with Law; Licenses. Except as set forth in Schedule 3.12 hereto, to the knowledge of the Seller, the Business is in compliance in all material respects with all applicable laws, rules and regulations, except where the failure to so comply would not have a Business Material Adverse Effect. Except as would not have a Business Material Adverse Effect, to the knowledge of the Seller, the Business has all of the Licenses required for the operation of the Business as conducted as of the date of this Agreement. (This
Section 3.12 does not relate to environmental matters, which matters are covered instead exclusively in Section 3.18.)

             3.13. Employees. (a) Schedule 3.13 is a true and complete list of the name of each individual who is employed or who is retained as an independent contractor or consultant (either directly or indirectly) by the Seller on the date hereof along with his or her current job title, compensation, and any additional employee benefits enjoyed by such individual which are not generally available to employees of the Seller.

             (b) The Seller has complied in all material respects with all applicable laws, rules and regulations relating to the employment of labor, including those relating to wages, hours, unemployment insurance, collective bargaining and the payment and withholding of taxes for all employees of the Seller. There is not pending or, to the knowledge of the Seller, threatened, any material labor dispute, strike, work stoppage or union organizing effort involving the Business.

             3.14. Undisclosed Liabilities. The Business did not have as of the date of the January Balance Sheet any material liability or obligation of any kind or nature (fixed or contingent) that is required to be reflected on a balance sheet in accordance with generally accepted accounting principles, which is not reflected, reserved against or disclosed in the January Financial Statements or disclosed elsewhere in the Schedules or in the documents listed in the Schedules, other than (i) such as would not have a Business Material Adverse Effect, (ii) Excluded Liabilities, (iii) liabilities incurred in the ordinary course of business since the date of the January Balance Sheet, and (iv) liabilities under contracts not required to be disclosed on Seller's Schedules.

             3.15.   Schedules and Exhibits.  Disclosure of any fact or
item in any Schedule or Exhibit hereto referenced by a particular paragraph or section in this Agreement shall, should the existence of the fact or item or its contents be relevant to any other paragraph or section, be deemed to be disclosed with respect to that other paragraph or section whether or not an explicit cross-reference appears.

             3.16. No Implied Representation. Notwithstanding anything contained in this Article III or any other provision of this Agreement, it is the explicit intent of each party hereto that none of the Seller, MTI or the Parent is making any representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement, including any implied warranty or representation as to condition, merchantability or suitability as to any of the Assets or the Business, and it is understood that subject to the representations and warranties contained in this Agreement the Buyer takes the Assets and the Business as is and where is and in their then present condition, and Buyer shall rely upon its own examination thereof.

             3.17. Construction of Certain Provisions. It is understood and agreed that the specification of any dollar amount in any provision of this Agreement or the Indemnification Agreement or the inclusion of any specific item in the Schedules or Exhibits is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material and neither party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in a Schedule or Exhibit is or is not material for purposes of this Agreement or the Indemnification Agreement.

             3.18.   Environmental Matters.

             (a) Except as set forth in Schedule 3.18(a), to the knowledge of the Seller, (i) the Business is in compliance in all material respects with all applicable Environmental Laws, except for such noncompliance as would not have a Business Material Adverse Effect; (ii) the Seller has obtained and is in material compliance with all terms and conditions of all Environmental Permits, except for such noncompliance as would not have a Business Material Adverse Effect; and
(iii) neither the Seller, nor the Parent has received any written notice that the Business is in violation of any Environmental Laws or Environmental Permits.

             (b) Except as set forth in Schedule 3.18(b) or except as otherwise permitted by applicable Environmental Laws, the Seller has no knowledge of the release or discharge of any Hazardous Materials by the Seller into the environment at, on or from the premises of the Seller, that would be reasonably likely to form the basis of any claim or action under any Environmental Laws and that would have a Business Material Adverse Effect.

             (c)  For purposes of this Agreement: (i) "Environmental
Laws" means all federal, state, local and foreign statutes, laws, rules, regulations and ordinances relating to Environmental Matters, as enacted and in effect on or prior to the date hereof; (ii)
"Environmental Matters" means any matter arising out of or relating to health and safety, or pollution or protection of the environment or workplace, any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, release, control or cleanup of any Hazardous Materials; (iii) "Environmental Permits" means all licenses, permits and other governmental authorizations required pursuant to applicable Environmental Laws for the operation of the Business as conducted as of the date of this Agreement; and (iv) "Hazardous
Materials" means, collectively, any material defined as, or considered to be, a "hazardous waste," "hazardous substance," pollutant or contaminant under any Environmental Law including, the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. Section 9601 et. seq.) and/or the Resource Conservation and Recovery Act (42 U.S.C.
Section 6901 et. seq.).

             3.19  Real Property.

            (a) Schedule 1.1(a)(i)(Q) lists all real property owned by Seller included in the Seller Assets. Seller does not own or lease any real property in connection with the businesses of the Publications other than the Property and the Leasehold Property (as defined below). At the Closing, Seller will transfer to Buyer good and marketable fee simple title to all Property free and clear of all Liens (other than Permitted Liens).

             (b) Schedule 1.1(a)(i)(J) lists all real property leases where Seller is lessee ("Facility Leases") included in the Seller Assets. Other than the Facility Leases set forth on Schedule 1.1(a)(i)(J) or other leases set forth on Schedule 1.1(a)(i)(L), there are no leases, subleases, licenses or other agreements or arrangements granting to any person the right to purchase, use or occupy any facility or any real property owned or leased by Seller.

             (c) With respect to each Facility Lease, Seller has and will transfer to Buyer at the Closing, subject to any required consent and to Section 1.4 hereof, an unencumbered interest in the leasehold estate. Seller enjoys peaceful and undisturbed possession of the property subject to each Facility Lease, subject to the rights of the fee owners.

             (d) No zoning or similar land use restrictions are presently in effect or, to Seller's knowledge, proposed, by any governmental authority that would impair the use, occupancy, or enjoyment of the Property for the purposes for which such Property is currently being used, and Seller's use of the Property is in compliance with all applicable building, zoning, land use, health or other codes, ordinances, laws or regulations relating to the use thereof except as would not have a Business Material Adverse Effect. No condemnation or taking by eminent domain of the Property has occurred, is pending or, to the knowledge of Seller, is threatened.

             (e) The Property is served by or has access to public streets and rights of way, rights of ingress and egress, public sewage (both storm and sanitary), gas, electric and telephone utility services that are adequate for the operation of the Publications as currently conducted.

             3.20 Circulation. Schedule 3.20 sets forth the paid circulation of each of the Publications as of the most recent date reported by the Audit Bureau of Circulation and as of the most recent date reported in the Publisher's Unaudited Statement to the Audit Bureau of Circulation. There has been no material decline in paid circulation for the Publications since the most recent date reported in the Publisher's Unaudited Statement to the Audit Bureau of Circulation.

                               ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF THE BUYER

                   Except as set forth in the schedules being delivered by the Buyer to the Seller (the "Buyer Schedules" and, each, a "Buyer Schedule"), the Buyer represents and warrants to the Seller, MTI and the Parent as follows:

             4.1. Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so existing and in good standing or to have such power and authority would not have a Buyer Material Adverse Effect. A "Buyer Material Adverse Effect" mans a material adverse effect on the operations or financial condition of the Buyer (other than any effect arising from or related to general economic, securities markets, or industry conditions) or on the ability of the Buyer to consummate the transactions contemplated hereby without material delay.

             4.2. Authority Relative to this Agreement. The Buyer has full corporate power and authority to execute and deliver this Agreement, the Indemnification Agreement and the Obligations Undertaking and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Indemnification Agreement and the Obligations Undertaking by the Buyer and the consummation of the transactions contemplated hereby and thereby by the Buyer have been duly and validly authorized by all necessary corporate action on the part of the Buyer and no other proceedings on the part of the Buyer are necessary to authorize this Agreement, the Indemnification Agreement or the Obligations Undertaking or to consummate the transactions contemplated hereby or thereby. This Agreement, the Indemnification Agreement and the Obligations Undertaking have been duly and validly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery by the other parties hereto, constitute a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

             4.3. Consents and Approvals; No Violation. To the knowledge of the Buyer, there is no requirement applicable to the Buyer to make any filing with, or to obtain any permit, authorization, consent or approval of, any governmental or regulatory authority as a condition to the lawful consummation by the Buyer of the transactions contemplated by this Agreement or by the Indemnification Agreement. Except as set forth in Schedule 4.3, neither the execution and delivery of this Agreement and the Indemnification Agreement by the Buyer nor the consummation by the Buyer of the transactions contemplated hereby or thereby nor compliance by the Buyer with any of the provisions hereof or thereof will (i) conflict with or result in a breach of the Certificate of Incorporation of the Buyer, (ii) to the knowledge of the Buyer, result in a breach of or default, or give rise to any right of termination, cancellation or acceleration under, any material note, bond, mortgage, indenture, license, agreement, lease or other similar instrument or obligation to which the Buyer is a party or by which any of the Buyer's properties or assets may be bound, except for such breaches or defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained, or (iii) assuming compliance with the HSR Act, to the knowledge of the Buyer, violate any material order, judgment, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or any of the Buyer's properties or assets, excluding from the foregoing clauses (ii) and (iii) such breaches, defaults and violations which, in the aggregate, would not have a Buyer Material Adverse Effect.

             4.4. Financial Capability. The Buyer has immediately available cash sufficient to pay the Purchase Price or, if some or all of the Purchase Price will be obtained from external financing sources, the Buyer has delivered to the Seller executed commitments from responsible financial institutions in form and substance satisfactory to Seller for such funds, and the Buyer will have available as of the Closing Date (either from its immediately available cash or from such commitments, or a combination thereof) funds sufficient to pay the Estimated Purchase Price and the MTI Purchase Price.

             4.5. Litigation. As of the date hereof, there are no legal, administrative, arbitration or other proceedings or government investigations pending or, to the knowledge of the Buyer, threatened in writing which seek to question, delay or prevent the consummation of or would materially impair the ability of the parties hereto to consummate the transactions contemplated hereby.

                                 ARTICLE V

                        COVENANTS OF THE PARTIES

             5.1. Conduct of Business. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing Date, without the prior consent of the Buyer (which consent will not be unreasonably withheld or delayed) the Seller will conduct the Business according to its ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, and, except as otherwise contemplated by this Agreement or disclosed on
Schedule 5.1 hereto, prior to the Closing Date, without the prior consent of the Buyer (which consent will not be unreasonably withheld or delayed), the Seller will not:

             (a) except to the extent required by law or contractual obligations or other understandings or arrangements existing on the date hereof (i) increase in any material manner the compensation of any of the directors, officers or other employees of the Business, except such increases as are granted in the ordinary course of business in accordance with its customary practices; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required or permitted by any existing plan, agreement or arrangement to any such director, officer or employee, whether past or present; or (iii) commit itself to any additional pension, profit-sharing, bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or to any employment agreement or consulting agreement (arising out of prior employment) with or for the benefit of any person, or, to amend any of such plans or any of such agreements in existence on the date hereof;

             (b) except in the ordinary course of business, sell, transfer, mortgage, or otherwise dispose of, or agree to sell, transfer, or otherwise dispose of, any material properties or assets of the Business, real, personal or mixed; or

             (c) enter into other material agreements, commitments or contracts with respect to the Business, except agreements, commitments or contracts made in the ordinary course of business.

               5.2.   Access to Information.

             (a) Between the date of this Agreement and the Closing Date, the Seller will (i) give the Buyer and its authorized representatives reasonable access to all books, records, offices and other facilities and properties of the Business, (ii) permit the Buyer to make such inspections thereof, during regular business hours upon at least five business days notice, as the Buyer may reasonably request and (iii) cause its officers to furnish the Buyer with such financial and operating data and other information with respect to the Business as the Buyer may from time to time reasonably request; provided, however, that any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of the Business.

             (b) Seller will furnish to Buyer (1) as soon as available, and in any event within ten (10) days after it is prepared, a copy of any report prepared from the date hereof through the Closing Date by Seller for submission to its board of directors or to management of the Publications relating to any material adverse effect on the Business or on the transactions contemplated hereby arising from or related to a change in general economic conditions; and (2) as soon as available, and in any event within ten (10) days after it is prepared, monthly unaudited balance sheets and income statements for the Publications. Each of the financial statements delivered pursuant to this Section 5.2(b) will be prepared consistent with Seller's accounting practices.

             (c) Between the date of this Agreement and the Closing Date, the Buyer will hold and will cause its officers, directors, employees, representatives, consultants and advisors to hold in strict confidence in accordance with the terms of the Nondisclosure Agreement between the Seller and the Buyer (the "Nondisclosure Agreement"), all documents and information furnished to the Buyer by the Seller, MTI, the Parent or any of their representatives, consultants or advisors in connection with the transactions contemplated by this Agreement.

             (d) The Buyer agrees to hold all of the books and records of the Business existing on the Closing Date and not to destroy or dispose of any thereof for a period of seven (7) years from the Closing Date or such longer time as may be required by law and at any time thereafter prior to destroying or disposing of any such records to notify the Seller and the Parent and afford them the opportunity to take or to make copies of any such books and records, and following the Closing Date to afford to the Seller, MTI, the Parent, their accountants and counsel, during normal business hours upon reasonable request, at any time, full access to the books, records and other data of the Business and to the employees of the Business to the extent that such access may be requested for any legitimate purpose at no cost to the Seller, MTI or the Parent (other than for reasonable out-of-pocket expenses of the Buyer); provided, however, that any such investigation shall be conducted in such a manner as not to unreasonably interfere with the operation of the Business by the Buyer.

             5.3. Expenses. Except as otherwise specifically provided in this Agreement, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred by the Buyer in connection with this Agreement and the transactions contemplated hereby will be paid by the Buyer and all costs and expenses incurred by the Seller, MTI and the Parent in connection with this Agreement and the transactions contemplated hereby will be paid by the Seller, MTI and the Parent, as the case may be.

             5.4. Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto will use its commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.


             5.5. Public Announcements. None of the Seller, MTI, the Parent or the Buyer shall issue any press release or otherwise make any public statement with respect to this Agreement and the transactions contemplated hereby without the prior approval of the other parties hereto, except as may be required by applicable law.

             5.6. Filings. The Seller, MTI and the Buyer will use commercially reasonable their best efforts to make or cause to be made all such filings and submissions as may be required under applicable laws and regulations, if any, for the consummation of the transactions contemplated by this Agreement, including, all filings under the HSR Act and all filings required to transfer Intellectual Property as provided hereunder. The Buyer, MTI, Parent and the Seller will coordinate and cooperate with one another in exchanging such information and providing such reasonable assistance as another may request in connection with all of the foregoing.

             5.7. Further Assurances. From time to time, without further consideration, the Seller will, at the expense of Buyer, execute and deliver such documents to the Buyer as the Buyer may reasonably request in order more effectively to consummate the transactions contemplated hereby. From time to time, without further consideration, the Buyer will, at the expense of Seller, execute and deliver such documents as the Seller may reasonably request in order more effectively to consummate the transactions contemplated hereby. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement or the Indemnification Agreement, each party to hereto and thereto will take or cause its proper officers and directors to take all such necessary action.

             5.8. Brokers. The Seller represents and warrants to the Buyer that, except for Dirks, Van Essen & Murray whose fees shall be the sole responsibility of the Seller, no broker, finder or other person is entitled to any brokerage fees, commissions or finder's fees from the Seller in connection with the transactions contemplated hereby. The Seller will pay or discharge, and will indemnify and hold the Buyer harmless from and against, any and all claims or liabilities for all brokerage fees, commissions and finder's fees incurred by reason of any action taken by the Seller. The Buyer represents and warrants to the Seller that, except for Belmoro Corporate Advisors, LLC, whose fees shall be the sole responsibility of the Buyer, no broker, finder or other person is entitled to any brokerage fees, commissions or finder's fees from the Buyer in connection with the transactions contemplated hereby. The Buyer will pay or discharge, and will indemnify and hold the Seller harmless from and against, any and all claims or liabilities for all brokerage fees, commissions and finder's fees incurred by reason of any action taken by the Buyer.

             5.9. Sales and Transfer Taxes and Fees. The parties agree that all sales, transfer, documentary, stamp, excise, recording or other taxes and fees incurred in connection with this Agreement and the transactions contemplated hereby (other than income taxes payable by the Seller, MTI or the Parent) will be borne by the Buyer, and the Buyer will, at its expense, file all necessary tax returns and other documentation with respect to all such sales and transfer taxes and fees.

             5.10.   Employee Matters.

             (a)   Effective as of the Closing, each employee listed on
Schedule 5.10, who is working for the Seller as of the Closing Date and not on long-term disability shall become an employee of the Buyer on an at-will basis commencing on the Closing Date. All such employees are referred to herein as "Transferred Employees." The Buyer shall provide each Transferred Employee with (i) the same base salary or wages as set forth on Schedule 3.13 and (ii) the benefit package currently provided by Buyer to its employees as described on Schedule 5.10(a).

             (b) Upon the Closing, the Buyer shall assume as of the Closing Date the obligation to provide coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, under the Buyer's plans to each Transferred Employee who as of the Closing Date is a "qualified beneficiary" under any plan to which Section 607 of ERISA, and Section 4980B of the Code apply; provided that nothing in this Section 5.10(b) shall be construed, from and after the Closing Date, to restrict or in any manner otherwise limit or prohibit the Buyer's exercise of its rights to amend, modify and terminate any plan or any benefit provided thereunder or otherwise or the participation of any individual in any such plan or benefit thereunder.

             (c) To the extent that service is relevant for purposes of eligibility or vesting under any employee benefit plan, program or arrangement established or maintained by the Buyer for the benefit of the Transferred Employees heretofore or in the future, the Buyer shall cause such plan, program or arrangement to credit such Transferred Employees for their aggregate service on and prior to the Closing Date with the Seller and the Business. Service on and prior to the Closing Date with the Seller and the Business shall also be credited for purposes of determining the amount of severance pay and vacation day accruals to which a Transferred Employee is entitled following the Closing Date. The Buyer shall cause any plan, program or arrangement of Seller that provides medical, health or other similar benefits to waive any preexisting condition or waiting period limitations and shall honor any deductible and out-of-pocket expenses incurred by the Transferred Employees and their beneficiaries under plans, programs or arrangements of the Business prior to the Closing Date.

             (d) The Buyer agrees to provide severance pay which may be owing to any Transferred Employee whose employment is terminated by the Buyer, other than for cause, within six months after the Closing Date, in an amount equal to two weeks salary (at the salary level in effect as of the date of this Agreement) for each year of such Transferred Employee's service with the Seller and the Business (with a minimum of two weeks of salary) or, if more favorable to the Transferred Employee, the amount of severance pay and benefit entitlements determined in accordance with the severance policy of the Buyer in effect after the Closing; provided, however, that severance for any single employee shall not exceed six month's salary.

             (e) Effective as of the Closing, the Buyer shall assume the collective bargaining agreements covering the Transferred
Employees, each of which is set forth on Schedule 5.10(e), and all liabilities and obligations thereunder. To the extent that the liabilities and obligations of the Buyer under such collective bargaining agreements are inconsistent with the liabilities and obligations of the Buyer pursuant to this Article V, the terms of the collective bargaining agreements shall control.

             5.11. Buyer's Knowledge. The Buyer agrees (without prejudice to any rights which the Buyer may have under this Agreement to decline to consummate the transactions contemplated hereby and to terminate this Agreement) that, if the Closing occurs, then to the extent any representation, warranty, covenant or agreement of the Seller contained in this Agreement has, to the knowledge of the Buyer acquired prior to the Closing, been breached, the Buyer shall be deemed to have consented to and waived, and shall have no rights hereunder by reason of, such breach.



                             ARTICLE VI

                        CLOSING CONDITIONS

             6.1. Conditions to Each Party's Obligations to Effect the Transactions Contemplated Hereby. The respective obligations of each party to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

             (a) There shall be no effective injunction, writ, or preliminary restraining order of a court of competent jurisdiction directing that the transactions provided for herein shall not be consummated.

             (b) No action, suit, proceeding or investigation by or before any court, administrative agency or other governmental authority shall have been instituted (i) to restrain, prohibit or invalidate the transactions contemplated by this Agreement or the Indemnification Agreement or (ii) which seeks material or substantial damages by reason of completion of such transaction.

             (c) The applicable waiting periods under the HSR Act shall have expired or been terminated.

             6.2. Conditions to the Obligations of the Seller, MTI and the Parent to Effect the Transactions Contemplated Hereby. The obligations of the Seller, MTI and the Parent to effect the transactions contemplated hereby shall be further subject to the fulfillment at or prior to the Closing Date of the following conditions, any of which may be waived by the Seller, MTI and the
Parent:

             (a) (i) The Buyer shall have performed and complied in all material respects with the agreements contained in this Agreement required to be performed and complied with by it at or prior to the Closing Date; and (ii) the representations and warranties of the Buyer set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except as otherwise contemplated by this Agreement), except to the extent that all failures of the representations and warranties of the Buyer set forth in this Agreement to be true and correct, taken together, would not have a Buyer Material Adverse Effect.

             (b) The Seller shall have received a certificate to the effect of Section 6.2(a) signed by an authorized officer of the Buyer.

              6.3. Conditions to the Obligations of the Buyer to Effect the Transactions Contemplated Hereby. The obligations of the Buyer to effect the transactions contemplated hereby shall be further subject to the fulfillment at or prior to the Closing Date of the following conditions (provided that, with respect to (d) and (e) below, Buyer has negotiated in good faith), any of which may be waived by the
Buyer:

             (a) (i) The Seller and MTI shall have performed and complied in all material respects with the agreements contained in this Agreement required to be performed and complied with by them at or prior to the Closing Date; and (ii) the representations and warranties of the Seller, the Parent and MTI set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except as otherwise contemplated by this Agreement), except to the extent that all failures of the representations and warranties of the Seller, the Parent and MTI set forth in this Agreement to be true and correct would not have a Business Material Adverse Effect.

             (b) Since the date of the execution of this Agreement, no event has occurred that will cause a Business Material Adverse
Effect.

             (c) The Buyer shall have received a certificate to the effect of clauses 6.3(a) and 6.3(b) signed by an authorized officer of each of the general partner of the Seller and MTI.

             (d) Parent, or Parent's nominee, shall have agreed to enter into an interim, short-term, services agreement ("Services Agreement") with Buyer pursuant to which Parent or Parent's nominee shall perform certain administrative services for Buyer on reasonable terms and conditions.

             (e) Dow Jones & Company, Inc. shall have agreed to enter into an interim, short-term, Commercial Printing Agreement with Buyer substantially in the form attached hereto as Exhibit 6.3(e).

                               ARTICLE VII

                       TERMINATION AND ABANDONMENT

             7.1. Termination. This Agreement may be terminated at any time prior to the Closing Date:

            (a)  by mutual consent of the Seller and the Buyer;

            (b) by the Seller or the Buyer at any time after June 30, 2002; provided, however, that no party hereto shall have the right to terminate this Agreement under this Section 7.1(b) if such party's failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date;

             (c) by the Buyer, if there has been a material breach by the Seller, the Parent or MTI of its covenants, representations or warranties contained in this Agreement as a result of which it has become impossible for one or more of the conditions to the obligations of the Buyer to consummate the transactions contemplated hereby to be satisfied, and such breach has not been (i) cured, or adequate assurance of a cure has not been given, within 20 business days following notice of the breach from the Buyer to the Seller, or (ii) waived by the Buyer; or

             (d) by the Seller, if there has been a material breach by the Buyer of its covenants, representations or warranties contained in this Agreement as a result of which it has become impossible for one or more of the conditions to the obligations of the Seller to consummate the transactions contemplated hereby to be satisfied, and such breach has not been (i) cured, or adequate assurance of a cure have not been given, within 20 business days following notice of the breach from the Seller to the Buyer, or (ii) waived by the Seller.

             7.2. Procedure and Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein:

             (a) upon request therefor, each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same;

             (b) none of the information received by or on behalf of the Buyer with respect to the Business, the Seller, MTI and the Parent shall at any time be used for the advantage of the Buyer to the detriment of the Business, the Seller, MTI or the Parent; and the Buyer will use its best efforts to prevent the disclosure thereof to third persons except as may be required by law;

             (c) no party hereto shall have any liability or further obligation to any other party to this Agreement pursuant to this Agreement except as stated in this Section 7.2 and in Sections 5.3, 5.5, and 5.8; provided, however, that nothing in this Section 7.2 shall be deemed to release any party from any liability for breach by such party of any of its covenants set forth in this Agreement which occurs on or before the date of the termination of this Agreement; and this Agreement will be of no further force and effect except that this
Section 7.2 and Sections 5.3, 5.5, 5.8, and Article VIII and the terms of the Indemnification Agreement shall remain in effect; and

             (d) all filings, applications, and other submissions made pursuant to Section 5.6 shall, to the extent practicable, be withdrawn from the agency or other person to which made.

                                  ARTICLE VIII

                           MISCELLANEOUS PROVISIONS

             8.1. Amendment and Modification. Subject to applicable law, this Agreement and the Indemnification Agreement may be amended, modified or supplemented only by written agreement of the parties hereto at any time prior to the Closing Date with respect to any of the terms contained herein.

             8.2. Waiver of Compliance. Except as otherwise provided in this Agreement and the Indemnification Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure..

             8.3 Survival of Representations and Warranties. The representations and warranties set forth in this Agreement shall survive the Closing and will expire 180 days from the Closing Date, except for those representations and warranties contained in Sections 3.6, 3.10 and 3.18, which shall remain in force until the expiration of the applicable statute of limitations. No party shall be entitled to assert any claims against the other for misrepresentations or breaches of representations and warranties under or pursuant to this Agreement (or for indemnification under the Indemnification Agreement for such misrepresentations or breaches of representations and warranties), unless the party asserting such claim shall notify the other of such claim with reasonable specificity and outlining the basis of alleged liability within the survival period of the applicable representation and warranty.

             8.4. Notices. All notices hereunder and under the Indemnification Agreement shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof):


             (a)   if to the Seller, MTI or the Parent:
                   c/o Ottaway Newspapers, Inc.
                   97 Route 416
                   PO Box 401
                   Campbell Hall, NY  10916
                   Attention:   James H. Ottaway, Jr.

                   with a copy to:
                   Ottaway Newspapers, Inc.
                   97 Route 416
                   PO Box 401
                   Campbell Hall, NY  10916
                   Attention:  Peter G. Stone, Esq.

                   with a copy to:
                   Dow Jones & Company, Inc.
                   PO Box 300
                   Princeton, New Jersey 08543
                   Attention: Richard F. Zannino
                   and
                   Attention: Legal Department

             (b)   if to the Buyer, to

                   Newspaper Holdings, Inc.
                   3500 Colonnade Parkway, Suite 600
                   Birmingham, Alabama  35243
                   Attention:   Michael E. Reed

                   with a copy to

                   Thomas B. Henson, Esq.
                   6100 Fairview Road, Suite 650
                   Charlotte, North Carolina  28210

             8.5. Assignment. This Agreement, the Indemnification Agreement and all of the provisions hereof and thereof shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and permitted assigns, but neither this Agreement, the Indemnification Agreement nor any of the rights, interests or obligations hereunder or thereunder shall be assigned by any of the parties hereto or thereto without the prior written consent of the other parties.

             8.6.  Governing Law.  This Agreement and the
Indemnification Agreement shall be governed by the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable New York principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies. All actions and proceedings arising out of or relating to this Agreement and the Indemnification Agreement shall be heard and determined in a Delaware state or federal court, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding.

             8.7.   Counterparts.  This Agreement and the
Indemnification Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

             8.8. Interpretation. The article and section headings contained in this Agreement and the Indemnification Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement or the Indemnification Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement and the Indemnification Agreement. If any ambiguity or question of intent or interpretation arises, this Agreement and the Indemnification Agreement shall be construed as if drafted jointly by the parties and no presumptions or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement or the Indemnification Agreement. As used in this Agreement, the term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof. As used in this Agreement, the term "Permitted Liens" shall mean and include (i) those exceptions to title to the properties and assets of the Seller listed in the Schedule referred to in the applicable Section of this Agreement; (ii) Liens incurred in connection with the purchase of properties and assets by the Seller securing all or a portion of the purchase price therefor; (iii) statutory liens for current taxes or assessments not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings;
(iv) mechanics', carriers', workers', repairers' and other similar Liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Seller which would have a Business Material Adverse Effect; and (v) such other Liens, imperfections in title, charges, easements, restrictions, and encumbrances which do not materially detract from the value of or interfere with the present use of the properties subject thereto or affected thereby. As used in this Agreement, the "knowledge" of a party means the knowledge of any executive officer of such party. As used in this Agreement, "including" means including without limitation.

             8.9. Entire Agreement. The Nondisclosure Agreement, the Indemnification Agreement and this Agreement, including the Exhibits and Schedules hereto (which are incorporated herein by reference and made a part hereof) and the documents, schedules, certificates and instruments referred to herein, embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement and the Indemnification Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein and therein. The Nondisclosure Agreement, the Indemnification Agreement and this Agreement supersede all prior agreements and understandings between the parties with respect to such transactions.

             8.10. Severability. If any term or other provision of this Agreement or the Indemnification Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement and the Indemnification Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby and thereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement or the Indemnification Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

             8.11. Bulk Transfer Laws. The Buyer acknowledges that the Seller will not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

             8.12 No Third Party Beneficiary. Each of this Agreement and the Indemnification Agreement is for the sole benefit of the parties hereto and thereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement or the Indemnification Agreement.

             8.13 Exclusivity of Remedies. The remedies of any party hereto for breaches by another party of any representation, warranty, covenant or agreement hereunder, or otherwise arising out of any matter pertaining hereto, shall be limited to the right of indemnification provided in the Indemnification Agreement, and such right of indemnification shall be exclusive of any and all other rights or remedies which might be available to a party upon the occurrence of any such breach or with respect to such other matter whether such other right or remedy would otherwise be available at law or in equity.

                   IN WITNESS WHEREOF, each of the parties hereto has signed this Agreement or has caused this Agreement to be signed by its duly authorized officers as of the date first above written.

                              OTTAWAY NEWSPAPERS OF PENNSYLVANIA, L.P.,


                             By:  OTTAWAY NEWSPAPERS OF PENNSYLVANIA
                                  MANAGEMENT, INC.,
                                  its General Partner


                             By:/s/Joseph Richter
                                -------------------------------------
                                Name:Joseph Richter
                                Title:President


                              OTTAWAY NEWSPAPERS, INC.


                             By:/s/Joseph Richter
                               -------------------------------------
                               Name:Joseph Richter
                               Title: President


                               THE MAIL TRIBUNE, INC.



                             By:/s/Joseph Richter
                                -------------------------------------
                                Name:Joseph Richter
                                Title:Vice President

                               NEWSPAPER HOLDINGS, INC.



                            By:/s/Michael Reed
                               -------------------------------------
                                Name:Michael Reed
                                Title:President

                                               EXHIBIT 1.1(c)

                                               OBLIGATIONS UNDERTAKING


                   OBLIGATIONS UNDERTAKING dated, as of         , 2002,
by Newspaper Holdings, Inc., a Delaware corporation (the "Buyer") in favor of Ottaway Newspapers of Pennsylvania L.P., a Pennsylvania limited partnership (the "Seller") and The Mail Tribune, Inc., a
Delaware corporation ("MTI").

                   WHEREAS, pursuant to an Agreement of Purchase and Sale, dated as of February 20, 2002 (the "Agreement"), among the Seller, MTI, Ottaway Newspapers, Inc. ("Parent") and the Buyer, the Seller and MTI have concurrently herewith sold, assigned, transferred, conveyed and delivered the Seller Assets (as defined in the Agreement) and the MTI Assets (as defined in the Agreement), respectively, to Buyer;

                   WHEREAS, in partial consideration therefor, the Agreement requires Buyer to execute and deliver to the Seller and MTI this Obligations Undertaking;
NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt of which by Buyer is hereby acknowledged, Buyer hereby agrees as follows (capitalized terms used but not defined herein having the meanings ascribed thereto in the Agreement):

                   1. Subject to the limitation contained herein, Buyer hereby assumes and agrees to perform and discharge all debts, commitments, obligations and liabilities (whether absolute, contingent, accrued, unaccrued, due or to become due) of Seller, or of MTI, relating primarily to the Business, including, without limitation:

                      (a) those liabilities reflected in the balance sheet delivered pursuant to Section 1.2(d) of the Agreement;

                      (b) the obligation of the Business to fulfill outstanding subscriptions for the Publications incurred in the normal and customary course of business with respect to the period commencing on the Closing Date;

                      (c) the unperformed and unfulfilled obligations of the Seller and/or MTI accruing from and after the Closing Date (with respect to periods commencing on and after the Closing Date) under the Contracts.

                   2. Notwithstanding anything to the contrary contained herein, the Assumed Liabilities shall not include any of the following debts, commitments, obligations or liabilities of the Seller and MTI (herein collectively referred to as the "Excluded
Liabilities"):

                   i. any obligation or liability of the Seller or MTI based upon acts or omissions of the Seller or MTI occurring after the Closing Date;

                   ii. any brokerage or finder's fee payable by the Seller and MTI or any other costs and expenses incurred in connection with the negotiation, execution and/or consummation of the Agreement and/or transactions contemplated thereby;
iii. any indebtedness of, or other amounts owed by, Seller or MTI to any of their affiliates;

                    iv.  any liability for Taxes relating to the
operation of the Business assessed, accrued for or attributable to any period up to and including the Closing Date.

                    v. any and all liabilities and obligations with respect to legal, administrative, arbitration or other proceedings or governmental investigations pending, or arising out of events occurring, on or prior to the Closing Date;

                    vi. any and all liabilities and obligations based on or arising from the presence, use, disposal or treatment on or prior to the Closing Date of any asbestos or any Hazardous Materials on or about any of the Property or any discharge or release of a Hazardous Material on or prior to the Closing Date or failure to obtain any license or permit required in connection with any Hazardous Material or arising out of any non-compliance with any Environmental Law on or prior to the Closing Date;

                     vii. any and all debts, liability or obligation of the Seller and MTI with respect to any of the Excluded Assets; or
viii. any and all liabilities or obligations to or as a guarantor, co-obligor or surety of any affiliate of the Seller or MTI.

                   5. No person, firm or corporation other than the Seller and MTI shall have any rights under or by reason of this Obligations Undertaking or the provisions contained herein.
 IN WITNESS WHEREOF, the undersigned has caused this Agreement to be signed by its duly authorized officer as of the date first above written.


                                   NEWSPAPER HOLDINGS, INC.



                            By:/s/Michael Reed
                               -------------------------------------
                                Name:Michael Reed
                                Title:President

                                                         EXHIBIT 6.3(e)

                   COMMERCIAL PRINTING AGREEMENT, dated as of March 29, 2002 (the "Agreement"), between Dow Jones & Company, Inc. ("Dow Jones"), and Newspaper Holdings, Inc., a Delaware corporation (the "Buyer").

                   WHEREAS, pursuant to that certain Agreement of Purchase and Sale (the "Purchase Agreement"), dated as of February 20, 2002, among Ottaway Newspapers of Pennsylvania, L.P., a Pennsylvania limited partnership (the "Seller"), Ottaway Newspapers, Inc., The Mail Tribune, Inc., a Delaware corporation, and the Buyer, Buyer has agreed to purchase from the Seller, certain of Seller's assets in connection with the publication of the Sharon Herald newspaper (the "Paper"), among other assets;

                   WHEREAS, Dow Jones currently prints the Paper at its printing plant located in [West Middlesex, Pennsylvania] (the "Plant");

                   WHEREAS, the Buyer desires, for an interim period after the consummation of the transactions contemplated in the Purchase Agreement, to continue to print the Paper at the Plant;

                   WHEREAS, Dow Jones desires, for such interim period, to print the Paper at the Plant;

                   NOW THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree that, subject to the conditions herein contained:

                   1. Printing Services. (a) Except as otherwise set forth herein, from and after the Closing Date (as defined in the Purchase Agreement), Dow Jones shall use commercially reasonable efforts to continue to print the Paper at the Plant under the same terms and condition as it prints the Paper at the Plant for the Seller immediately prior to the Closing Date (the "Printing Services"). Without limiting the foregoing, unless agreed to by Dow Jones, after the Closing Date there shall not be any material change in (i) the printing schedule of the Paper, (ii) the method, format or schedule for delivery by Buyer to Dow Jones, at the Plant, of fully composed pages of the Paper for printing, (iii) the average size (number of pages), format or color composition of the Paper, (iv) the type, quality or size of newsprint used for the Paper, or (v) the average pressrun (number of copies) for the Paper.

                 (b) The parties understand and agree that, without limiting the foregoing, the printing of The Wall Street Journal and other Dow Jones publications ("Dow Jones Publications") at the Plant shall take precedence over the printing of the Paper at the Plant. If the printing schedules of the Dow Jones Publications conflict with the printing schedule of the Paper (i) there may be a delay in printing the Paper and (ii) Dow Jones will use commercially reasonable efforts to print the Paper as close to the current printing schedule as practicable.

(c) Buyer will pick up the Paper at the Plant's loading dock each day on the same terms and conditions, and on the same schedule that Seller currently picks up the Paper at the Plant.

                   2. Fees. (a) From and after the Closing Date, the Buyer agrees to pay to Dow Jones a monthly fee (the "Fee") equal to Dow Jones' aggregate costs (including fixed and variable costs) associated with the provision of the Printing Services or otherwise incurred in connection with this agreement ("Costs") during the month. Without limiting the foregoing, the parties understand and agree that Dow Jones may retain employees to perform the Printing Services for the entire Initial Term and Extension Period (as defined below) and the total Fee to be paid by Buyer to Dow Jones hereunder shall include Dow Jones' cost of labor for the entire Initial Term and Extension Period.

                   (b) Dow Jones will send to Buyer an invoice within 15 days after the end of each month (or the date on which this Agreement expires pursuant to Section 3(b) below), setting forth the Fee payable with respect to such month. The amount of the Fee set forth on each invoice will be due and payable within 15 days after the date of such invoice. The calculation of the Costs and the format of the invoices shall be based on Dow Jones' current billing formulas and format relating to the printing of the Paper.

                   3. Term. (a) The initial term of this agreement shall commence on the date hereof and continue for 90 days thereafter (the "Initial Term").

                 (b) Buyer may extend the term of this agreement for an additional period of either 30, 60 or 90 days, at Buyer's option (the "Extension Period"), by giving notice to Dow Jones not later than 45 days prior to the end of the Initial Term.

                   4. Miscellaneous. (a) Buyer shall indemnify Dow Jones against any claim, suit or action and all expenses (including reasonable attorney's fees) and damages arising out of or based upon any claim that the Paper, or any information or materials contained therein, are defamatory or infringe the patent, copyright, trademark, right of privacy or publicity or other intellectual property right of any third party.

                 (b) Neither party shall be deemed in default of this Agreement to the extent that performance of its obligations or attempts to cure any breach are delayed or prevented by reason of any fire, flood, explosion, war, strikes, threatened strikes, stoppage of work, slowdowns, picketing, boycotts, embargoes, requirements imposed by governmental regulations, civil or military authorities, acts of God, or other causes that are beyond the reasonable control and without the fault of negligence of the Party unable to perform.

                 (c) All notices hereunder shall be sent registered or certified mail to the addresses below (or to such other addresses as may be specified in writing by a party) and shall be deemed to be given on the date they are actually received:

                                      If to Dow Jones:

                                      Mr. Nick Barbosa
                                      Production Manager
                                      The Wall Street Journal
                                      P.O. Box 267
                                      2908 Mercer-West Middlesex Road
                                      West Middlesex, PA 16159
                                      with a copy to:

                                      Dow Jones & Company, Inc.
                                      Legal Department
                                      P.O. Box 300
                                      Princeton, NJ 08543-0300


                                      If to Buyer:

                                      Newspaper Holdings, Inc.
                                      3500 Colonnade Parkway, Suite 600
                                      Birmingham, Alabama 35243
                                      Attention:  Michael E. Reed

                                      With a copy to:

                                      Thomas B. Henson, Esq.
                                      6100 Fairview Road, Suite 650
                                      Charlotte, North Carolina 28210

                 (d)  This Agreement shall be governed by and
interpreted according to the laws of the State of New York.



                   IN WITNESS WHEREOF, each of the parties hereto has signed this Agreement or has caused this Agreement to be signed by its duly authorized officers as of the date first above written.



                                DOW JONES & COMPANY, INC.


                             By:
                                -------------------------------------
                                Name:
                                Title:


                               NEWSPAPER HOLDINGS, INC.



                            By:
                               -------------------------------------
                                Name:
                                Title: